Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX Secures $40 million credit facility with hercules technology growth capital

BERKELEY, CA – December 29, 2014 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the Company has entered into a credit facility with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) for up to $40 million of total funding. Dynavax drew the first tranche of $10 million on closing and has access to an additional $30 million in 2015, at Dynavax’s option, if it achieves certain milestones relating to the ongoing Phase 3 study of HEPLISAV-B™ (HBV-23).

“This credit facility provides us access to up to $40 million of non-dilutive funding that can be used to support development and pre-commercialization activities for HEPLISAV-B, clinical trials of our cancer immunotherapeutic product candidate, SD-101, and advancement of our research programs,” said Eddie Gray, CEO of Dynavax.

Further information with respect to the loan facility with Hercules is contained in a Current Report on Form 8-K to be filed on December 29, 2014 by Dynavax with the Securities and Exchange Commission.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development.  Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.  Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

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